aare

INVESTMENT PRESENTATION

A investment in Andrew Arroyo Real Estate, Inc., a Delaware corporation ("AARE") involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment. In making an investment decision, investors must rely on their own examination of AARE and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority.

AARE is subject to the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturn, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than developed companies. You should consider general risks as well as specific risks when deciding to invest.

AARE is "testing the waters" under the Securities Act of 1933, to gauge market demand from potential investors for an Offering under Tier II of Regulation A. This process allows companies to determine whether there may be interest in an eventual offering of its securities. AARE is not under any obligation to make an offering under Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share" or "Stock" refers to common stock of AARE. This communication does not constitute a solicitation to purchase or an offer to sell securities.

The information herein may contain forward-looking statements and information relating to, among other things, AARE's business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to AARE's management. The words "estimate," "project," "believe," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. These statements reflect management's current views with respect to future events and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. AARE does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

CEO Message



AARE continues a tradition of growth and generosity. Since we opened our doors as a one-agent company back in 2004, we've been through the boom times and the "bust times," and we've just kept right on growing.

With a successful track record of thousands of residential and commercial sales in 24 states, AARE is passionate about its mission of giving back to others in need and fulfilling God's will.

- ***Andrew Arroyo, AARE Founder***

About our company

Executive Directors



GROWTH

DAVID MALME

Mr. Malme has 41 years of experience growing businesses. He has worked with us for 5 years.



OPERATIONS

TIFFANY MOHLER

Mrs. Mohler has 13 years of real estate operations experience. She has worked with us for 8 years.



INNOVATION

ANDY PARKER

Mr. Parker has 14 years of real estate innovation experience. He has worked with us for 3 years.



COMMUNICATION

JOHN WINDSCHEFFEL

Mr. Windscheffel has 35 years of experience growing businesses. He has worked with us for 14 years.

About our company

Agent Leadership

Clark Anctil | Janie Booth | Christine Derr | Virginia Edwards | Gary Giffin | Kristi Harden | Kathy Huang

















Mindi Landry | Nicole Mazzola | Robert Mendivil | Karen Schwan | Sharyn Seymour | Angela Tipps | Robert Sizer

About our company

Employees, Agents & Offices | Total Number Count

WEST COAST

California, Oregon, Washington, Arizona, Nevada, Idaho, Utah, Hawaii

NORTHEAST

New York, New Jersey, Connecticut, Pennsylvania, Massachusetts, Virginia, Minnesota


8 STATES
21 MARKETS
14 MARKETS
7 STATES
310 AGENTS
35 OFFICES
30 STAFF
4 STATES
10 MARKETS
12 MARKETS
5 STATES

SO/MID-WEST

Colorado, Texas, Missouri, Illinois

SOUTHEAST

Florida, Georgia, North Carolina, South Carolina, Tennessee

Nationwide Growth & Expansion Across America



LOCATIONS

Operating in 24 States

AARE was founded by Andrew Michael Arroyo. Arroyo started his career as a real estate appraiser's assistant in 1996. By 1999, Arroyo held a real estate sales license and a real estate appraisal license and started making the transition from appraisals to sales. In 2004, AARE was launched. Now, we have hundreds of members (agents, brokers, managers, and staff) to help us keep everything running smoothly. We have successfully grown into 24 states and plan to expand to all 50 states in the near future.

About our company

Diversified Business Model


2%
PM/REIT
7%
COM
90%
RES
1%
BIZ OP

INTERMARKET

Properly Prepared for Market Cycles

Diversification is a crucial component to our business model. We've had great success in buying and selling all different types of properties. We have residential and commercial properties for sale and lease including homes, duplexes, multifamily apartment buildings, retail, office, medical, industrial, and other commercial properties. We also handle property management and business opportunities. We are truly a one-stop-shop to handle our client's real estate needs. This diversification allows us to be properly prepared and diversified for real estate market cycles.

About our company

Real Estate Market Cycles

Market Conditions

Real estate cycles have a direct impact on our industry. We experience growth cycles specific to local markets as well as broader interest rate cycles, controlled by the Federal Reserve and the long term bond market. Throughout the cycles, over the previous 20 years, we have been able to navigate the market by educating our members, planning in advance before the market shifts, and developing a diversified business model that is not exclusively dependent on one segment of the real estate market.

MANAGE CYCLES
NAVIGATING THE COURSE


1990
1995
2006
2009
2012
2021
?
8-10%
30 Yr Interest Rate
6-8%
30 Yr Interest Rate
3-5%
30 Yr Interest Rate
2-4%
30 Yr Interest Rate
? %
30 Yr Interest Rate

About our company

Target Market Opportunities

DIVERSIFIED

Residential Real Estate

Representing homeowners in the purchase and sale of single family homes, condominiums, townhomes, manufactured homes and land.

U.S. Market Stats

US real estate market for brokerage and sales: Residential = $164.8 billion* USD (2021)

US real estate market for total commercial assets: Commercial = $16 trillion* USD total market (2021)

Our niche is our hybrid model that participates in both residential and commercial real estate.



Commercial Real Estate

Representing investors in the purchase and sale of multifamily apartment buildings, retail, office, medical, industrial, and other commercial properties.

Property Management

Residential, commercial and industrial property management services for individuals, families, funds, trusts, and a variety of public and private equity groups.

Business Opportunities

Representing business owners in the purchase and sale of businesses opportunities.

REITs & Syndication

Management of private equity syndications and separately managed accounts to help clients build wealth through real estate holdings nationwide.

Our philosophy is "Live to Give" NOT "Give to Get"


GROSS INCOME
DONATE 20%
GROSS PROFIT
Top Line Revenue $10m
*Example of Annual Gross Revenue
Gross Income $1.5m
*Example of 15% Gross Income Margin
Give to Charities $300K
*Example of 20% Charitable Contribution
Gross Profit $1.2m
*Example of 12% Gross Profit Margin
*Annual gross revenue will vary
*Annual gross margins will vary
*20% contributions may vary
*Annual gross margins will vary
$10M
$1.5M
$1.2M

*Our company policy is to give up to 20% of our gross income to charity. Gross income is defined as Top line revenue - Cost of goods sold = Gross income.

About our company

AARE Membership Portal

TECHNOLOGY

SRE TOOLS

Our real estate Membership Portal is the first of its kind. Marketing, training, programs and support all under one roof along with our cutting edge proprietary technology tools. Our agents maximize their time and efficiency while providing the world class service to their clients.


STARTER
ALL PRO

Recurring Revenue

Our real estate Membership Portal generates recurring revenue which helps the company maintain profitability. This sustainable model delivers a technology solution for the member and a reliable income stream for the company.

Monthly Subscription

Our monthly subscription model delivers incredible value to our members with essential digital resources. By aggregating the services, the shared cost saves everyone money and reduces the hassle of keeping up with technology to allow focus on sales.

About our company

AARE Media | TV & Marketing


aare
CASHFLOW
TOP DOLLAR
REAL ESTATE INSIGHT

1

Real Cash Flow News

Real Cash Flow® is a real estate television show that focuses on commercial real estate financial news. It is broadcast in a news format online and being pitched to major networks.

2

Top Dollar TV Show

Top Dollar TV® is a real estate television show that focuses on improving real estate properties to net the seller "top dollar." It is broadcast online and being pitched to major networks.

3

Real Estate Insight News

Real Estate Insight® is a real estate television show that focuses on general residential real estate news. It is broadcast in a news format online and being pitched to major networks.

Key Performance Indicators (KPIs) | 2015-2020

Sales Volume Increase

We have grown our total sales volume over the last five years from $150 million to $300 million.

Revenue Growth Increase

We have grown our revenue over the last five years from $5 million to $10 million.

Agent Count Growth

We have grown our agent count over the last five years from 75 agents to 310 agents.

101% Sales Volume Increase	103% Revenue Growth Increase	413% Agent Count Growth
Total = $1.4 Billion	**Total = $31 Million**	**Agent Total = 310**
2,500+ Properties Sold	Gave $1m to charity	Total Hired = 485
Average Growth Rate = 35%/yr	Average Growth Rate = 40%/yr	Total Fired = 175

Revenue & Agent Growth

Hyper Growth Stage

Over the last decade our company has grown nine out of the last ten years in terms of revenue, profits and agent count. Now, with the expansion into 23 additional states and more than 50 new markets we anticipate more hyper growth. From the decade spanning 2010-2020, our growth rate of top line revenue has been between 20-40% per year. Our goal is to replicate then exceed that level of growth in the current decade between 2020-2030 as we thrive throughout the nation.


$5M
$7M
$9M
$12M
*Est.
$15M
*Est.
2019
150 AGENTS
2020
250 AGENTS
2021
400 AGENTS
2022
700 AGENTS
2023
1000 AGENTS

Valuation - Comparable Market Analysis

The valuation of the Company for this offering is $25,000,000 - $30,000,000 USD depending on how many shares are sold in the offering. This valuation is based on comparable data below, not a third party valuation. All statistics reported are as of June 30th, 2021 for the (TTM) trailing twelve months. Source of information = https://finance.yahoo.com. K= Thousand M= Million and B= Billion. Investors advised to do their own due diligence to verify accuracy of the following data.

AARE Andrew Arroyo Real Estate - Pre IPO	FTHM Fathom Realty - IPO 8/1/2020	COMP Compass - IPO 4/1/2021	EXPI eXp Realty - IPO 5/21/2018	RDFN Redfin - IPO 7/28/2017
Valuation = $25M-30M	Valuation = $126M - $833M	Valuation = $5B - $8.5B	Valuation = $5.5B - $11B	Valuation = $4.35B - $10.25B
Revenue Multiple= 3x	Revenue Multiple = 1-4x	Revenue Multiple = 1.5-2x	Revenue Multiple = 3-5x	Revenue Multiple = 4-10x
Revenue: $8.7M	Revenue: $197M	Revenue: $4.2B	Revenue = $2.1B	Revenue: $963M
Earnings: $195k	Earnings: (-$4.7M)	Earnings: (-$351M)	Earnings = $35.81M	Earnings: (-$984K)
P/E Ratio = 123	P/E Ratio = (Neg. N/A)	P/E Ratio = (Neg. N/A)	P/E Ratio = 160-180	P/E Ratio = (Neg. N/A)
Profit Margins: 2.24%	Profit Margins: (-2.38%)	Profit Margins: (-8.30%)	Profit Margins: 1.70%	Profit Margins: 0.60%
Share Price = $5.00	Share Price = $8.61 - $56.81	Share Price = $12.74 - $22.11	Share Price = $8.37 - $90.00	Share Price = $41.99- $98.44

Company Financials

Use of capital raised ($1 - $5 million) *Estimates below are based on $1 million


E = $400K
D = $300K
C = $150K
B = $100K
A = $50k
E
D
C
B
A

E. NATIONWIDE GROWTH

We plan to use $400,000 from the proceeds for operational expenses and to hire staff and managers to oversee our expansion nationwide.

D. SHAREHOLDER SALE

We plan to use $300,000 from the proceeds to pay the selling shareholder in the sale.

C. MARKETING

We plan to use $150,000 from the proceeds to target market agents and clients who will use our services.

B. RETIRE DEBT

We plan to use $100,000 from the proceeds to reduce debt.

A. WORKING CAPITAL

We plan to use $50,000 from the proceeds for working capital.

OUR VISION

Our vision is “to bear fruit” which is a biblical principle that means to “yield positive results” for our investors.